Exhibit 99.1

Kaiser Aluminum Corporation to Present at the 29th Annual

Credit Suisse Basic Materials Conference

FOOTHILL RANCH, Calif. – September 12, 2016 – Kaiser Aluminum Corporation (NASDAQ:KALU) today announced that Jack A. Hockema, Chairman and Chief Executive Officer, will present at the 29th Annual Credit Suisse Basic Materials Conference in New York on Wednesday, September 14, 2016 at approximately 11:25am Eastern.

A live webcast of the presentation will be available on the Company’s website at http://investors.kaiseraluminum.com/events.cfm. A copy of the presentation will be available for download prior to the start of the webcast. An audio archive of the conference presentation will be available on the Company’s website for a period of 60 days following the live webcast.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications. The Company’s North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Investor Relations and Public Relations Contact:

Melinda C. Ellsworth

Kaiser Aluminum Corporation

(949) 614-1757